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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

STEELCASE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING
      The Board of Directors of Steelcase Inc. cordially invites all shareholders to attend the Company’s 2006 Annual Meeting as follows:

Date:	June 22, 2006
Time:	11:00 a.m. Eastern Daylight Time
Location:	Steelcase Town Hall 1111 44th Street SE Grand Rapids, Michigan 49508
      The Annual Meeting is being held to allow you to vote on any matter properly brought before the shareholders, including the following proposal for the election of directors nominated to a three-year term by the Board of Directors:

William P. Crawford
Elizabeth Valk Long
Robert C. Pew III
Cathy D. Ross
      If you were a shareholder of record as of the close of business on April 26, 2006, you are eligible to vote. You may either vote at the meeting or by proxy, which allows your shares to be voted at the meeting even if you are not able to attend. If you choose to vote by proxy:

•	Please carefully review the enclosed proxy statement and proxy card.

•	Select your preferred method of voting, including by telephone, Internet or signing and mailing the proxy card.

•	You can withdraw your proxy and vote your shares at the meeting if you decide to do so.
      Every vote is important, and you are urged to vote your shares as soon as possible.
      We look forward to seeing you at the meeting.

By Order of the Board of Directors,

Jon D. Botsford
Senior Vice President, Secretary
and Chief Legal Officer
May 18, 2006
Steelcase Inc., P.O. Box 1967, Grand Rapids, MI 49501-1967 USA www.steelcase.com

PROXY STATEMENT

QUESTIONS AND ANSWERS

What am I voting on?
      You are being asked to vote on the election of nominees to serve on our Board of Directors and any other business properly coming before the 2006 Annual Meeting of Shareholders (the “Meeting”).

How does the Board of Directors recommend I vote?
      The Board of Directors recommends that you vote FOR each of the nominees for director listed on pages 3 and 4.

Who is entitled to vote?
      Shareholders of record of Class A Common Stock or Class B Common Stock at the close of business on April 26, 2006 may vote at the Meeting.

How many shares can be voted at the Meeting?
      At the close of business on April 26, 2006, there were 77,169,035 shares of Class A Common Stock and 72,774,442 shares of Class B Common Stock outstanding.

How many votes do I have?
      Each shareholder has one vote per share of Class A Common Stock and ten votes per share of Class B Common Stock owned of record at the close of business on April 26, 2006.

How do I vote?
      If you are a registered shareholder (that is, if you hold your Steelcase stock directly in your name), you may vote by telephone, Internet or mail or by attending the Meeting and voting in person.

To vote by telephone or Internet: Please follow the instructions on the proxy card. The deadline for voting by telephone or Internet is 11:59 p.m. Eastern Daylight Time on June 21, 2006.

To vote by mail: Please complete, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope. Only cards received and processed before 11:00 a.m. Eastern Daylight Time on June 22, 2006 will be voted.
      If you hold your stock in “street name” (that is, your shares are registered in the name of a bank, broker or other nominee, which we will collectively refer to as your “broker”), you must vote your shares in the manner required by your broker.
      Whether you vote by telephone, Internet or mail, you may specify whether your shares should be voted for all, some or none of the nominees for director.
      If you do not specify a choice and you use the enclosed proxy card, your shares will be voted FOR the election of all nominees for director listed under Proposal Requiring Your Vote — Election of Directors on pages 3 and 4.
      If you do not specify a choice and you use a ballot card supplied by your broker, the rules of the New York Stock Exchange (“NYSE”) provide that your broker can vote as they wish on the election of nominees for director.

What should I do if I received more than one proxy card?
      If you received more than one proxy card, it is likely that your shares are registered differently or are in more than one account. You should sign and return all proxy cards to ensure all of your shares are voted.

How will voting on any other business be conducted?
      For any other matter that properly comes before the Meeting, your shares will be voted in the discretion of the proxy holders. As of April 26, 2006, we do not know of any other matter to be considered at the Meeting.

Can I revoke my proxy?
      If you appoint a proxy, you may revoke it at any time before it is exercised by notifying the Company’s Secretary in writing, by delivering a later dated proxy to the Company’s Secretary or by attending the Meeting and voting in person.

Who can attend the Meeting?
      Shareholders of record of Class A Common Stock or Class B Common Stock may attend the Meeting.

Can I listen to the Meeting if I cannot attend?
      You can listen to a live webcast of the Meeting on the Internet. Instructions for listening to the webcast will be available on the “Webcasts & Presentations” page of the Investor Relations section of our website, located at www.steelcase.com/ir, approximately one week before the Meeting. An audio replay of the Meeting will be available on our website within two hours after the Meeting and until September 22, 2006.

When and how are shareholder proposals for next year’s Annual Meeting to be submitted?
      We must receive any shareholder proposals to be included in our proxy statement for the 2007 Annual Meeting of Shareholders by January 18, 2007. Shareholder proposals to be presented from the floor of the 2007 Annual Meeting must be received no earlier than March 26, 2007 and no later than April 13, 2007. All shareholder proposals must be sent in the manner and meet the requirements specified in our by-laws.

What if I have the same address as another shareholder?
      We send a single copy of our annual report and proxy statement to any household at which two or more shareholders reside if they appear to be members of the same family. This practice is known as “householding” and helps reduce our printing and postage costs. Any shareholder residing at the same address as another shareholder who wishes to receive a single document or separate documents should call (800) 542-1061 or write to ADP Householding Department, 51 Mercedes Way, Edgewood, New York 11717, and we will deliver the requested documents promptly.

PROPOSAL REQUIRING YOUR VOTE—ELECTION OF DIRECTORS
      Our Board of Directors currently has eleven members and is divided into three classes serving staggered three-year terms.
      There are four nominees for election this year. Each is currently a member of our Board and is nominated to serve as a Class II director for a term that will expire at the 2009 Annual Meeting.
      Our Board of Directors met four times during fiscal year 2006 (February 26, 2005— February 24, 2006). Each of our directors attended at least 75% of the total number of meetings of the Board and the committees on which they served during the year. Our Board’s policy is that each director is expected to attend our annual meeting of shareholders. Eight of the ten directors serving at the time of our 2005 Annual Meeting attended that meeting.
      The Board of Directors recommends that you vote FOR each of the nominees.
OUR BOARD OF DIRECTORS
Nominees for Election as Class II Directors for the Term Expiring in 2009:

William P. Crawford
Director since 1979
Mr. Crawford held various positions at Steelcase from 1979 until his retirement in 2000, including President and Chief Executive Officer of the Steelcase Design Partnership. Mr. Crawford is also a director of Fifth Third Bank—a Michigan banking corporation. Age 63.

Elizabeth Valk Long
Director since 2001
Ms. Long held various management positions at Time Inc., a magazine publisher, until her retirement in 2001, including Executive Vice President of Time Inc. from 1995 to 2001. Ms. Long also serves on the Board of Directors of Belk, Inc. and The J.M. Smucker Company. Age 56.

Robert C. Pew III
Director since 1987
Mr. Pew has been a private investor since 2004 and operated Cane Creek Farm from 1995 to 2003. From 1974 to 1984 and from 1988 to 1994, Mr. Pew held various positions at Steelcase, including President, Steelcase North America and Executive Vice President, Operations. Mr. Pew has served as Chair of our Board of Directors since June 2003. Age 55.

Cathy D. Ross
Director since 2006
Ms. Ross has been Senior Vice President and Chief Financial Officer of Federal Express Corporation, an express transportation company and subsidiary of FedEx Corporation, since 2004. Ms. Ross also held a variety of other positions at FedEx, including Vice President, Express Financial Planning from 1998 to 2004. Age 48.
Class III Directors Continuing in Office for the Term Expiring in 2007:

James P. Hackett
Director since 1994
Mr. Hackett has been President and Chief Executive Officer of Steelcase since 1994. Mr. Hackett also serves as a member of the Board of Trustees of The Northwestern Mutual Life Insurance Company and the Board of Directors of Fifth Third Bancorp. Age 51.

David W. Joos
Director since 2001
Mr. Joos has been President and Chief Executive Officer of CMS Energy Corporation, an energy company, and its primary electric utility, Consumers Energy Company, since 2004. Mr. Joos served as President and Chief Operating Officer of CMS Energy Corporation from 2001 to 2004 and as Executive Vice President and Chief Operating Officer-Electric from 2000 to 2001. Mr. Joos serves on the Board of Directors of CMS Energy Corporation and Consumers Energy Company. Age 53.

P. Craig Welch, Jr.
Director since 1979
Mr. Welch has been Manager and a member of Honzo LLC, an investment/venture capital firm, since 1999. From 1967 to 1987, Mr. Welch held various positions at Steelcase, including Director of Information Services and Director of Production Inventory Control. Age 61.

Class I Directors Continuing in Office for the Term Expiring in 2008:

Earl D. Holton
Director since 1998
Mr. Holton served as Vice Chairman and member of the Board of Directors of Meijer, Inc., a Grand Rapids, Michigan-based operator of retail food and general merchandise stores, from 1999 until his retirement in 2004. He also held a variety of other positions at Meijer, including President from 1980 until 1999. Mr. Holton also serves on the Board of Directors of CMS Energy Corporation and Consumers Energy Company and has acted as the presiding director at executive sessions of those Boards since 2002. Age 72.

Michael J. Jandernoa
Director since 2002
Mr. Jandernoa has been a general partner of Bridge Street Capital Fund I, L.P., a Grand Rapids, Michigan venture capital fund, since 2004. He served as Chairman of the Board of Directors of Perrigo Company, a manufacturer of over-the-counter store-brand pharmaceutical and nutritional products, from 1991 through 2003. Mr. Jandernoa also served in various executive capacities with Perrigo Company, including Chief Executive Officer from 1988 to 2000. He is also a director of Perrigo Company and Fifth Third Bank—a Michigan banking corporation. Age 56.

Peter M. Wege II
Director since 1979
Mr. Wege has been Chairman of the Board of Directors of Contract Pharmaceuticals Ltd., a manufacturer and distributor of prescription and over-the-counter pharmaceuticals, since 2000. From 1981 to 1989, he held various positions at Steelcase, including President of Steelcase Canada Ltd. Age 57.

Kate Pew Wolters
Director since 2001
Ms. Wolters has been engaged in philanthropic activities since 1996. She is currently President of the Kate and Richard Wolters Foundation and is a community volunteer and advisor. She also serves as Chair of the Board of Trustees of the Steelcase Foundation. Age 48.
Related Directors
      Robert C. Pew III and Kate Pew Wolters are brother and sister and are first cousins of William P. Crawford and P. Craig Welch, Jr.; Mr. Crawford and Mr. Welch, Jr. are first cousins of each other.
Chairman Emeritus
      Our Board has designated our former director Robert C. Pew II as Chairman Emeritus. As Chairman Emeritus, Mr. Pew II is invited to attend Board and committee meetings, but he does not have any right to vote as a director and does not receive any retainer or other meeting fees.

DIRECTOR COMPENSATION
      In fiscal year 2006, we compensated our outside directors as follows:

Type of Compensation	Director	Board Chair

Board Compensation:
Annual Retainer	$25,000	$90,000
Meeting Attendance Fee (per meeting)	$2,000	—
Committee Compensation:
Audit Committee Chair Annual Retainer	$7,500	—
Other Committee Chair Annual Retainer	$3,500	—
Committee Chair Attendance Fee (per meeting)	$1,500	—
Committee Attendance Fee (per meeting)	$1,000	—
      Our outside directors receive a minimum of 25% of their annual retainer in either:

•	a deemed investment in Class A Common Stock under our Non-Employee Director Deferred Compensation Plan or

•	Class A Common Stock issued under our Incentive Compensation Plan.
      Our Board expects that any shares issued to outside directors under our Incentive Compensation Plan will be held by the directors while they serve on the Board.
      Each outside director is also reimbursed for the out-of-pocket expenses he or she incurs to attend Board and committee meetings. James P. Hackett, as an employee, does not receive any compensation for his service as a director or committee member.
      During fiscal year 2006, Michael J. Jandernoa earned an additional $12,250 for services provided in his capacity as a member of the Board and the Audit Committee in connection with a special project. During fiscal year 2006, Peter M. Wege II and William P. Crawford also served on the board of one or more of our subsidiaries, and Mr. Wege II was paid $2,000 and Mr. Crawford was paid $4,500 for attending meetings of such boards. We also reimbursed Mr. Wege II and Mr. Crawford for the out-of-pocket expenses they incurred to attend those meetings.
      Each of our outside directors is eligible to participate in our Non-Employee Director Deferred Compensation Plan. Under this plan, directors may defer all or part of their retainer and/or committee fees until they no longer serve on our Board. A participating director may elect to have the deferred amount deemed invested in Class A Common Stock or several other investment funds.
      Each of our outside directors also participates in our Incentive Compensation Plan. The only awards made to our outside directors under this plan during fiscal year 2006 were to those directors electing to receive 25% or more of their annual retainer in Class A Common Stock.
      William P. Crawford and Robert C. Pew III currently receive or are entitled to receive payments under supplemental retirement and/or deferred compensation arrangements that were in effect when their active employment with us ended. Mr. Crawford also participates in our retiree medical and life insurance benefit plans on the same terms as other North American-based retirees. Their rights to receive those payments and benefits are not conditioned on continued service on our Board.
      During fiscal year 2006, each of our outside directors who is not a retiree of our Company was eligible to receive medical and dental care coverage under our Employee Benefit Plan, the cost of which is reported as taxable income for each participating director. The table below shows, for each outside director who participated in the plan during fiscal year 2006, the amount of taxable income relating to such participation.

Fiscal Year 2006
Participating Directors	Taxable Income

Robert C. Pew III	$12,629
Peter M. Wege II	$12,629
P. Craig Welch Jr.	$8,839
Kate Pew Wolters	$4,209

CORPORATE GOVERNANCE
      Our Board of Directors is committed to monitoring the effectiveness of policy and decision making at the Board and management levels. Fundamental to its corporate governance philosophy is the Board’s commitment to upholding our reputation for honesty and integrity. Equally fundamental is its commitment to serving as an independent overseer of our management and operations.
Corporate Governance Principles
      Our Board adopted our Corporate Governance Principles on December 18, 2002. These principles outline the goals, duties and responsibilities of the Board and its committees, as well as our Board’s expectations of directors, including the following:

•	Our Board provides oversight to management that helps build long-term value for the Company’s shareholders.

•	Our Board is responsible for monitoring the performance of the Company.

•	Our Board is responsible for selecting our Chief Executive Officer, evaluating his or her performance and engaging in succession planning for senior management.

•	Our directors are expected to spend the time and effort necessary to appropriately perform their responsibilities. Our Nominating and Corporate Governance Committee conducts an annual evaluation of directors’ commitments to other boards to help ensure that our directors are able to devote the appropriate amount of time and effort to perform their duties.

•	Our directors are subject to mandatory retirement. After turning 75, a person shall not be nominated or re-elected as a director.

•	If a director has a significant change in responsibilities, including a change in employment, they are expected to volunteer to resign from the Board. Whether the Board accepts the resignation is dependent on the continued appropriateness of Board service.

•	Our Nominating and Corporate Governance Committee considers the issues of term limits in its nominating process and member rotation in making recommendations on committee assignments. In both instances, the Committee’s goal is to ensure that our Board and its committees are open to new ideas and are willing to critically re-examine the status quo.

•	We conduct an orientation for new Board members.

•	Our directors are expected to participate in continuing educational programs to maintain the necessary level of expertise to perform their responsibilities as directors.

•	Our Board and our Audit, Compensation and Nominating and Corporate Governance Committees conduct annual self-evaluations.
Director Independence
      A majority of the members of our Board of Directors must be independent, as defined by the NYSE listing standards.
      Our Board considers all relevant facts and circumstances in determining whether a director is independent and adopted the following categorical standards to guide that determination. Under these standards, none of the following is considered a material relationship impairing a director’s independence:

•	the director is currently employed in any capacity by, or is an equity owner in, another company that has done or does business with the Company, provided that:

—	the amount of business with the Company is less than the greater of $1,000,000 or 1% of the other company’s annual gross revenue, or

—	the director’s ownership interest does not exceed 5% of the total equity interests in the other company;

•	the director is currently serving solely as a director, advisory director, consultant or in a similar non-employee position with another company that has done or does business with the Company, regardless of the amount;

•	the director is currently employed as an executive officer of a charitable institution that has received contributions from the Company or the Steelcase Foundation, provided that the amount of the contributions in any of the last three years is less than the greater of $1,000,000 or 2% of the charitable institution’s annual gross revenue;

•	the director is currently serving solely as a director, trustee, volunteer, committee member or in a similar position (and not as an executive officer) of a charitable institution that has received contributions in any amount from the Company or the Steelcase Foundation during any of the past three years;

•	the Company has employed a member of the director’s immediate family within the last three years, provided such employment was not as a board-elected officer;

•	the director, as part of his or her service on our Board of Directors also serves as a trustee of the Steelcase Foundation and/or a director of a subsidiary or affiliate; or

•	the Company previously employed the director in any capacity, provided that the director’s employment ceased more than five years ago.
      As used in the above categorical standards, “business with the Company” includes the Company selling products or services to the other company, either directly or through an independently owned dealer, and the Company buying products or services from the other company during the last three years. Unless the context otherwise requires, “director” includes the director and his or her immediate family members as defined in the NYSE listing standards.
      Applying the NYSE listing standards and the Board’s categorical standards and considering all the relevant facts and circumstances, our Board of Directors determined that William P. Crawford, Earl D. Holton, Michael J. Jandernoa, David W. Joos, Elizabeth Valk Long, Robert C. Pew III, Cathy D. Ross, Peter M. Wege II, P. Craig Welch, Jr. and Kate Pew Wolters are independent. James P. Hackett was found to be not independent because of his executive management position.
Audit Committee Matters
      Our Corporate Governance Principles prohibit any member of our Audit Committee from sitting on the audit committees of more than two other public companies. Additionally, the Board of Directors has designated Michael J. Jandernoa as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission (the “SEC”), based on his financial and accounting education and experience.
Compensation Committee Interlocks and Insider Participation
      Earl D. Holton, Michael J. Jandernoa, David W. Joos, P. Craig Welch, Jr. and Kate Pew Wolters currently serve as members of our Compensation Committee, and there is no insider participation.

Executive Sessions of Non-Management Directors
      The only member of our Board who is also a member of management is James P. Hackett, our President and Chief Executive Officer. Our Board meets quarterly in executive session without Mr. Hackett present. During these sessions, Robert C. Pew III, as Chair of the Board, presides. Our Corporate Governance Principles provide that if the Chair of the Board is a member of management, the outside directors will designate a member to preside at executive sessions. You may contact the Chair of the Board (or the lead non-management director, if one is subsequently appointed) by sending a certified letter to:

Chair of the Board/Lead Non-Management Director
c/o Steelcase Inc.
P.O. Box 1967
Grand Rapids, MI 49501-1967
Code of Ethics, Code of Business Conduct and Board Committee Charters
      Our Board has adopted a Code of Ethics applicable to our chief executive and senior financial officers, as well as a Code of Business Conduct that applies to all of our employees and directors. Only our Nominating and Corporate Governance Committee may grant any waivers of either code for a director or executive officer. Each of these codes, the charters of our Audit, Compensation and Nominating and Corporate Governance Committees, and our Corporate Governance Principles are available in the Corporate Governance section (found under Our Company — About Steelcase) of our Internet website, located at www.steelcase.com. If any amendment to, or waiver from, a provision of our Code of Ethics is made for our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, we will also post such information in the Corporate Governance section of our website.
      We will provide a printed copy of any of these materials to you upon request and without charge. Please send any such requests to us by email at ir@steelcase.com or by mail at:

Steelcase Inc.
Investor Relations
GH-3C
P.O. Box 1967
Grand Rapids, MI 49501-1967
Contacting Our Board
      Our Board has adopted a process for our shareholders to send communications to the Board. To contact the Board, any of its committees or any of our directors, please send a certified letter addressed to:

Board of Directors
c/o Jon Botsford, Secretary
Steelcase Inc.
P.O. Box 1967
Grand Rapids, MI 49501-1967
      All such letters will be opened by the Company’s Secretary. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any committee or group of directors, the Secretary will make sufficient copies of the contents and send them to each director who is a member of the committee or group to which the envelope is addressed.

The Steelcase Foundation
      The Steelcase Foundation is included in the categorical independence standards described on pages 7 and 8. The Foundation was established in 1951 to make grants to non-profit organizations, projects and programs in the communities where our employees live and work. Established by the founders of Steelcase Inc., the Foundation seeks to give back to the communities that have been instrumental to the Company’s operations and growth. From time to time, the Company has donated a portion of its earnings to the Foundation. Our Board of Directors determines whether a donation will be made to the Foundation and determines the amount. Several of our directors also serve as Foundation Trustees, including James P. Hackett, Earl D. Holton, Robert C. Pew III and Kate Pew Wolters, who serves as Chair of the Board of Trustees. The other Trustees of the Foundation include David D. Hunting, Jr., Mary Goodwillie Nelson, Peter M. Wege and James C. Welch. During fiscal year 2006, Fifth Third Bank also served as a trustee and was compensated for its services in connection with the Foundation, but individual trustees are not compensated for their service.

COMMITTEES OF THE BOARD OF DIRECTORS
      Four standing committees assist our Board of Directors in fulfilling the responsibilities summarized below. Each committee has the power to conduct or authorize investigations or studies of matters within the scope of its responsibilities and may, at the Company’s expense, retain independent counsel or other consultants or advisors as deemed necessary. Each committee also has the sole authority to retain or terminate its consultants and approve the payment of fees.
Audit Committee

Current Members:	Responsibilities:
Michael J. Jandernoa (Chair)	•	Appoints the independent auditor and reviews and approves its
Earl D. Holton		services and fees in advance
Elizabeth Valk Long
Robert C. Pew III	•	Reviews the performance of our independent auditor and, if
Cathy D. Ross		circumstances warrant, makes decisions regarding its replacement
Peter M. Wege II		or termination

Number of Meetings	•	Evaluates the independence of the independent auditor
in Fiscal Year 2006: 7
	•	Reviews the appointment, replacement, reassignment or dismissal of the head of our internal audit function, as well as the function’s budget and staffing

	•	Reviews the scope of the internal and independent annual audit plans and monitors progress and results

	•	Reviews our critical accounting policies and practices

	•	Reviews the adequacy and effectiveness of our accounting and internal control policies and procedures

	•	Reviews our financial reporting, including the results of the annual audit and interim financial statements, as well as the type of information included in our earnings press releases

	•	Reviews the process by which we monitor, assess and manage our exposure to risk

	•	Reviews compliance with our Global Business Standards, as well as legal and regulatory compliance

	•	Performs an annual self-evaluation of the Committee, as well as other duties specified in its charter

	•	Reports to our Board of Directors about these and other matters undertaken by the Committee

Compensation Committee

Current Members:	Responsibilities:
David W. Joos (Chair)	•	Establishes our compensation philosophy
Earl D. Holton
Michael J. Jandernoa	•	Establishes the compensation of our Chief Executive Officer
P. Craig Welch, Jr.
Kate Pew Wolters	•	Reviews the compensation of our executive officers

Number of Meetings in	•	Reviews executive and non-executive compensation programs and
Fiscal Year 2006: 7		benefit plans to assess their competitiveness, reasonableness and alignment with our compensation philosophy

	•	Makes awards and takes other actions under our incentive compensation and equity-based compensation plans

	•	Performs an annual self-evaluation of the Committee, as well as other duties specified in its charter

	•	Reports to our Board of Directors about these and other matters undertaken by the Committee
Executive Committee

Current Members:	Responsibilities:
Earl D. Holton (Chair)	•	Exercises the powers of our Board of Directors when necessary
William P. Crawford		between regular meetings, subject to any legal or regulatory
James P. Hackett		limitations
Robert C. Pew III
Peter M. Wege II	•	Performs other duties as assigned by our Board of Directors from
P. Craig Welch, Jr.		time to time

Number of Meetings	•	Reports to our Board of Directors about these and other matters
in Fiscal Year 2006: 1		undertaken by the Committee

Nominating and Corporate Governance Committee

Current Members:	Responsibilities:
Kate Pew Wolters (Chair)	•	Establishes procedures for identifying and evaluating potential
William P. Crawford		director nominees and recommends nominees for election to our
Elizabeth Valk Long		Board of Directors
Robert C. Pew III
Peter M. Wege II	•	Reviews the suitability for continued service of directors when their
P. Craig Welch, Jr.		terms are expiring or a significant change in responsibility occurs, including a change in employment
Number of Meetings in
Fiscal Year 2006: 2	•	Reviews annually the composition of our Board of Directors to ensure that it reflects an appropriate balance of knowledge, experience, skills, expertise and diversity

	•	Makes recommendations to our Board regarding its size, the frequency and structure of its meetings and other aspects of the governance procedures of our Board of Directors

	•	Makes recommendations to our Board regarding the functioning and composition of Board committees

	•	Reviews our Corporate Governance Principles at least annually and recommends appropriate changes to our Board of Directors

	•	Oversees the annual self-evaluation of our Board of Directors and annual evaluation of our Chief Executive Officer

	•	Reviews director compensation and recommends appropriate changes to our Board of Directors

	•	Administers the Board’s policy on disclosing and managing conflicts of interest

	•	Considers any waiver request under our Code of Ethics and Code of Business Conduct

	•	Performs an annual self-evaluation of the Committee, as well as other duties specified in its charter

	•	Reports to our Board of Directors about these and other matters undertaken by the Committee

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT
      The Nominating and Corporate Governance Committee has six members, all of whom are independent under the NYSE listing standards. Our Committee performs the duties described in Committees of the Board of Directors on page 13 and operates under a written charter adopted by the Board of Directors that is reviewed and assessed at least annually.
Corporate Governance
      Since its formation in June 2002, our Committee has focused on seeking out and implementing world class governance policies and practices. Some of the resulting policies and practices are summarized in Corporate Governance on pages 7 through 10.
Board Composition
      Our Committee also identifies and recommends to the Board of Directors qualified candidates for election as directors. As a part of that responsibility, we conduct an annual review of the composition of the Board and evaluate whether it continues to reflect the balance of knowledge, experience, skills, expertise and diversity necessary to provide oversight and direction to management in a manner that builds long-term shareholder value.
Qualifications
      Nominees for director are selected on the basis of several criteria, the most fundamental of which is integrity. We are committed to diversity, and a candidate’s ability to add to the diversity of our Board is also considered. Directors are expected to be curious and demanding independent thinkers who possess appropriate business judgment and are committed to representing the long-term interests of shareholders. Directors must possess knowledge, experience, skills or expertise that will enhance our Board’s ability to direct our business. They must also be willing and able to spend the time and effort necessary to effectively discharge their responsibilities. Directors must be prepared to resign from our Board in the event that they have a significant change in responsibilities, including a change in employment, as required by our Corporate Governance Principles.
      In addition to the above qualifications, we also review the effectiveness of directors when determining whether to re-nominate a current member of our Board for an additional term.
Identification of Candidates for Director
      Our Committee considers candidates suggested by its members, other directors and senior management in anticipation of potential or expected Board vacancies. After identifying a potential candidate, we collect and review publicly available information to assess whether they should be considered further. If the candidate warrants further consideration, the Chair or another member of our Committee will initiate a contact. Generally, if the person expresses a willingness to be considered, we request information from the candidate, review their qualifications and accomplishments and conduct one or more interviews with the candidate. Committee members may also contact references or others that have personal knowledge of the candidate’s accomplishments.
      We will also consider candidates recommended by shareholders for nomination by the Board, taking into consideration the needs of the Board and the qualifications of the candidate. Shareholders must submit recommendations to the Company’s Secretary in writing and include the following information:

•	the recommending shareholder’s name and evidence of ownership of our stock, including the number of shares owned and the length of time owned; and

•	the candidate’s name, resume or a listing of qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Nominating and Corporate Governance Committee and nominated by the Board.
      Shareholders may also make their own nominations for director by following the process specified in our by-laws.
      Our Committee has the sole authority to retain search firms to assist in identifying candidates. During fiscal year 2006, we retained a third party firm, Boyden Global Executive Search, to assist us with identifying and evaluating potential candidates. Cathy D. Ross, who was appointed to our Board in March 2006 and is a nominee for re-election at this year’s annual shareholder meeting, was identified as a potential candidate by Boyden Global Executive Search.

Nominating and Corporate
Governance Committee

Kate Pew Wolters (Chair)
William P. Crawford
Elizabeth Valk Long
Robert C. Pew III
Peter M. Wege II
P. Craig Welch, Jr.

AUDIT COMMITTEE REPORT
      The Audit Committee has six members, all of whom are financially literate as defined by the Board of Directors and are independent under the NYSE listing standards. Our Committee performs the duties described in Committees of the Board of Directors on page 11 and operates under a written charter adopted by the Board of Directors that is reviewed and assessed at least annually.
      Management is responsible for the Company’s financial reporting process and its internal controls regarding financial reporting, accounting, legal compliance and ethics. BDO Seidman, LLP, the Company’s independent registered public accounting firm (“independent auditor”), is responsible for performing independent audits of the Company’s consolidated financial statements and its internal control over financial reporting and issuing opinions on:

•	the conformity of those audited financial statements with accounting principles generally accepted in the United States of America,

•	the effectiveness of the Company’s internal control over financial reporting, and

•	management’s assessment of the effectiveness of the Company’s internal control over financial reporting.
      Our Committee’s role is to serve as an independent and objective party to monitor these processes on behalf of the Board of Directors and to review the audit efforts of the Company’s internal and independent auditors.
      In this context, we discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, we received the written disclosures and letter from the independent auditor required by Independence Standards Board Standard No. 1 and reviewed, evaluated and discussed the written report and letter with that firm and its independence with respect to the Company.
      We discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. We also reviewed and discussed with management the Company’s audited financial statements. We met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control and the overall quality of the Company’s financial reporting.
      Based on the review and discussions referred to above, and relying on the representations of the Company’s management and the independent auditor’s report, our Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 24, 2006 for filing with the Securities and Exchange Commission.

Audit Committee

Michael J. Jandernoa (Chair)
Earl D. Holton
Elizabeth Valk Long
Robert C. Pew III
Cathy D. Ross
Peter M. Wege II

FEES PAID TO PRINCIPAL INDEPENDENT AUDITOR
      BDO Seidman’s fees for fiscal year 2006 (estimated) and fiscal year 2005 (actual) for work performed for us are as follows:

	Fiscal Year	Fiscal Year
	2006	2005

Audit Fees (1)	$1,797,000	$1,667,000
Audit-Related Fees (2)	234,000	213,000
Tax Fees (3)	277,000	290,000
All Other Fees	—	—

Total	$2,308,000	$2,170,000

(1)	Audit fees consisted of fees related to the annual audit of our consolidated financial statements, the annual audit of our internal control over financial reporting, reviews of the financial statements included in quarterly reports on Form 10-Q, audits of separate financial statements of subsidiaries and affiliates, and other services related to SEC reporting matters.

(2)	Audit-related fees consisted of employee benefit plan audits and related services.

(3)	Tax fees consisted of assistance with tax compliance, preparation of certain subsidiary tax returns, tax consultation, planning and implementation services, and assistance in connection with tax audits.
      Our Audit Committee determined that providing the services reflected in the above table was compatible with the maintenance of BDO Seidman’s independence.
      In addition, our Audit Committee has adopted a policy under which it approves in advance recurring audit, audit-related and tax services rendered by BDO Seidman, subject to specific fee limits. If circumstances require hiring the independent auditors for services not previously pre-approved or that would exceed the fee limits previously set, the Audit Committee must pre-approve the new services or fee limits. The Audit Committee Chair may approve specified services between regularly scheduled meetings of the Audit Committee, subject to review by the full Audit Committee at its next scheduled meeting. The fiscal year 2006 services and fees reflected in the above table were pre-approved by the Audit Committee.

COMPENSATION COMMITTEE REPORT
      The Compensation Committee has five members, all of whom are independent under the NYSE listing standards. The Committee performs the duties described in Committees of the Board of Directors on page 12 and operates under a written charter adopted by the Board of Directors that is reviewed and assessed at least annually.
Overview of Compensation Philosophy and Objectives
      Steelcase values the contributions of all employees and shares profits through broad-based incentive arrangements designed to reward performance and motivate teamwork for our success.
      In line with this philosophy, the Committee’s objectives for executive compensation include:

•	attracting and retaining highly-qualified executive officers,

•	motivating executives to achieve the Company’s business objectives and rewarding them appropriately for their contributions,

•	aligning the interests of executive officers with the long-term interests of the Company’s shareholders, and

•	ensuring that executive compensation is reasonable.
      Each year the Committee reviews executive and non-executive compensation and benefit programs to assess reasonableness and alignment with the Company’s compensation philosophy and objectives.
      In fiscal year 2006, the Committee once again engaged Towers Perrin, a leading compensation consulting firm, to assist in assessing the compensation of the Company’s Chief Executive Officer (“CEO”) and other executives. The firm reported directly to the Committee, consulting with it on best practices in executive compensation and providing relevant market data comparisons for executive compensation.
      Taking into consideration the Towers Perrin data, the Committee reviewed the following components of compensation paid by the Company to each of its executive officers: base salary, projected annual and long-term incentive awards based on varying assumptions of the Company’s performance, equity awards, perquisites, amounts made available by the Company to pay for benefits under the Company’s broad-based health and welfare plans, and contributions to retirement plans, including projected benefits payable under the Executive Supplemental Retirement Plan.
      Based upon this review, the Committee believes the CEO and executive compensation for fiscal year 2006 are reasonable and consistent with the Company’s compensation philosophy and objectives.
Principle Components of Executive Compensation

Base Salary
      Base salaries are considered as one part of total direct compensation of executives. Total direct compensation is targeted at the median level of a comparison group of companies selected by the Committee. Each year the Committee reviews the companies included in the comparison group for continued appropriateness, based primarily on revenue, industry characteristics and geographic locations. Where there is insufficient data within the group for a specific position, general manufacturing industry data is also considered. On an annual basis, James P. Hackett, the Company’s CEO, establishes and reviews with the Committee the base salaries of the Company’s executive officers based on his assessment of individual performance and market data from the comparison group of companies.
      In fiscal year 2006, the Committee increased Mr. Hackett’s base salary from $760,000 to $800,000. In fiscal year 2002, the Committee had approved Mr. Hackett’s request to reduce his base salary from $800,000 to $720,000 due to industry conditions, and in fiscal year 2004, the Committee increased Mr. Hackett’s salary to $760,000. In determining Mr. Hackett’s base salary for fiscal year 2006, the Committee considered market data from the comparison group, the voluntary nature of his previous salary reduction and the factors upon which his annual performance appraisal is based. These factors include Mr. Hackett’s leadership, establishment and implementation of the Company’s strategic direction and the Company’s performance on economic value added (“EVA”), which is described below, earnings per share and return on equity goals.

Annual and Long-Term Incentive Awards
      Annual and long-term incentive awards are tied to achieving specific financial goals. Consistent with market practice and our desire to motivate performance, incentive compensation opportunities represent a larger percentage of total compensation for executives than for other Company employees.
      The Steelcase Inc. Management Incentive Plan (“MIP”) provides annual and/or long-term incentive bonus compensation to approximately 300 participants. Annual awards under the MIP reward participants for the Company’s current year financial performance. Long-term awards encourage retention and participant focus on decisions that impact the longer-term success of the Company. The executive officers named in the Summary Compensation Table participate in the MIP and are eligible to receive annual and long-term awards.
      Annual and long-term awards under the MIP are determined based on EVA, which is a profit measure that reflects the Company’s operating costs, including the cost of capital. EVA is calculated based on the Company’s net income less a capital charge representing the economic cost of a reasonable return on the Company’s net assets, plus an acquisition allowance and plus or minus any accounting adjustments allowed under the plan and authorized by the Committee.
      At the beginning of each fiscal year, the Committee sets EVA performance goals that must be achieved for MIP participants to earn an award. The performance goals include two components, a growth component and an absolute component. The growth component rewards improvements in EVA and is automatically set each year based on the average of the prior year’s EVA target and actual performance, increased by an improvement factor. The absolute component rewards annual achievement of EVA results. The growth and absolute components have separate leverage factors which determine the level of EVA that is required to double the award.
      The Committee also approves a schedule of target awards, expressed as a percentage of base salary. The target percentages for annual and long-term awards increase according to base salary. The Committee exercises discretion in setting the targets and considers factors such as the median of market data for similar incentives and the Company’s historic and projected performance.
      Following the fiscal year end, both growth and absolute EVA are calculated by applying the leverage factors. Using a weighting of 50% growth component and 50% absolute component established by the Committee, the award multiple is determined. The award multiple is applied to the target annual and long-term incentive percentages to calculate each employee’s actual incentive percentages, which are then multiplied by the employee’s base pay to determine the annual and long-term incentive awards for the fiscal year.
      The award multiple cannot exceed 2.0. The maximum annual incentive payment under the plan to any participant is $3 million. The maximum long-term incentive payment to any participant is $4 million, inclusive of cash and other forms of payment.
      Annual awards are paid in the year declared. Long-term awards are allocated to participant accounts and paid in three equal annual installments, beginning the year after the award is declared. Any unpaid account balance is adjusted at the end of each fiscal year to reflect the year’s change in shareholders’ equity, positive or negative, before payment of dividends. Participants whose employment is terminated for any reason other than death, total disability or retirement, forfeit the right to payment of any unpaid account balances credited to their account unless otherwise determined by the Committee.
      In fiscal year 2006, the Company’s EVA performance resulted in a MIP award multiple of 0.95. For fiscal year 2006, Mr. Hackett’s target annual incentive percentage was 70% and his target long-term incentive percentage was 115%. Those percentages were established in fiscal year 2004 and are reviewed annually taking into account the market data from the current comparison group of companies.

Equity Awards
      The Company makes awards of equity-based compensation to remain competitive in attracting and retaining management employees and to align management with the interests of shareholders.
      In fiscal year 2006, the Committee granted performance shares and performance units to certain executive officers, including the executive officers named in the Summary Compensation Table. Under each award a target number of performance shares or, in the case of executives living outside of the United States, performance units will be earned subject to achievement of specified levels of financial performance over a three-year period.
      For fiscal year 2006, the Committee selected cumulative cash flow per share as the performance measure for performance shares and performance units because it focuses on operating results and compliments EVA profitability goals. Upon completion of the three-year performance period, 0% to 200% of the target number of shares or units will be earned based on the total cumulative three-year operating cash flow.
      At the end of the performance period, the number of performance shares earned will be determined and issued as Class A Common Stock, and one-third of the shares will vest immediately. The remaining two-thirds will vest equally over the next two years. Dividend equivalents accumulate during the performance period at the same rate as dividends declared on Class A Common Stock and will be paid at the end of the performance period on the actual number of performance shares earned. During the vesting period, dividends will be paid on earned shares.
      Similarly, at the end of the performance period, the number of performance units earned will be determined, and one-third will vest immediately and be issued as Class A Common Stock. The remaining two-thirds will vest equally over the next two years and be issued as Class A Common Stock on the annual vesting dates. Dividend equivalents accumulate during the performance period at the same rate as dividends declared on Class A Common Stock and will be paid at the end of the performance period on the actual number of performance units earned. During the vesting period, dividend equivalents will be paid on earned units.
      Mr. Hackett’s award of performance shares in fiscal year 2006 was based on market data provided by Towers Perrin and the Committee’s desire to motivate improved Company performance. The performance share awards made in fiscal year 2006 to the executive officers named in the Summary Compensation Table are shown under Long-Term Incentive Plans— Awards in the Last Fiscal Year— Performance Share Awards. No other equity awards, including options and restricted stock, were made to the executive officers named in the Summary Compensation Table in fiscal year 2006.
Tax Deductibility under Section 162(m)
      The Company also considers the tax deductibility of compensation paid to certain executive officers. Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of annual compensation paid to certain officers to $1 million. The Committee’s goal is to structure the compensation paid to these individuals to maximize deductibility for federal income tax purposes. However, when deemed necessary, the Committee retains the flexibility to authorize compensation that may not be deductible under Section 162(m) to promote incentive and retention goals.

Compensation Committee

David W. Joos (Chair)
Earl D. Holton
Michael J. Jandernoa
P. Craig Welch, Jr.
Kate Pew Wolters

EXECUTIVE COMPENSATION, RETIREMENT PROGRAMS AND OTHER ARRANGEMENTS
Summary Compensation Table
      The table below shows compensation information for fiscal years 2006, 2005 and 2004 for James P. Hackett, our President and Chief Executive Officer in fiscal year 2006, and our four next highly paid executive officers as of the end of fiscal year 2006.

					Long-Term Compensation

		Annual Compensation			Awards	Payouts

					Restricted	Long-Term
Name and	Fiscal			Other Annual	Stock	Incentive Plan	All Other
Principal Position	Year	Salary(1)	Bonus(2)	Compensation(3)	Awards(4)	Payouts(5)	Compensation(6)

James P. Hackett	2006	$797,231	$530,324	$13,357	—	$77,013	$22,398
President and Chief	2005	$760,000	$893,760	$7,705	—	—	$30,931
Executive Officer	2004	$742,615	—	$6,650	$308,800	$112,201	$30,629

Frank H. Merlotti, Jr.	2006	$451,118	$278,601	$6,359	—	$38,456	$23,430
President, Steelcase	2005	$437,000	$461,472	$3,625	—	—	$25,073
North America	2004	$428,596	—	$3,625	$144,750	—	$25,817

James P. Keane	2006	$422,959	$257,622	$10,501	—	$34,337	$22,479
Sr. Vice President,	2005	$396,730	$399,059	$6,745	—	—	$21,269
Chief Financial	2004	$355,016	—	$5,141	$295,280	$17,460	$18,588
Officer

Nancy W. Hickey	2006	$344,388	$176,984	$3,614	—	$26,365	$23,772
Sr. Vice President,	2005	$329,558	$290,018	$1,945	—	—	$19,102
Chief Administrative	2004	$311,135	—	$1,811	$77,200	$14,265	$18,050
Officer

Mark A. Baker	2006	$343,462	$176,679	$7,494	—	$24,133	$21,000
Sr. Vice President,	2005	$309,689	$267,229	$4,225	$140,100	—	$15,425
Global Operations	2004	$277,349	—	$2,325	$96,500	$10,590	$13,860
Officer

(1)	Includes amounts withheld under our Deferred Compensation Plan and the 401(k) component of our Retirement Plan. The salaries shown for fiscal year 2004 reflect an unpaid week for a company-wide shutdown during the year.

(2)	Represents amounts paid from the annual component of the MIP. For fiscal year 2005 only, annual targets were increased by an amount equal to two-thirds of the participants’ long-term target and long-term targets were decreased by the same amount. This methodology for establishing fiscal year 2005 target percentages was used for all MIP participants.

(3)	Amounts shown for fiscal years 2006 and 2004 include the earnings credit and debit, respectively, to the long-term amounts paid from the MIP for such fiscal year. Pursuant to the terms of the MIP, a credit or debit is made to the long-term incentive awards based on the percentage of positive or negative change in our shareholders’ equity for the applicable fiscal year. For enhanced disclosure, the amounts shown also include dividends earned on restricted stock. While each of the named executive officers received limited perquisites, no amounts are included in accordance with SEC rules because none of them received perquisites in an aggregate amount of $50,000 or more.

(4)	During fiscal year 2004, each of the named executive officers received a grant(s) of restricted stock which vests three years from the date of grant. During fiscal year 2005, Mark Baker received a grant of restricted stock which vests three years from the date of grant. Dividends are payable on the restricted shares at the same rate as our common stock. The following table shows the market value of each grant on the date of grant and as of February 24, 2006.

					Fair Market Value
			Grant Date		as of
			Fair Market Value		February 24, 2006

		Number
		of	Value		Value
		Restricted	Per	Total	Per	Total
Name	Grant Date	Shares	Share	Value	Share	Value	Vest Date

James P. Hackett	3/27/2003	32,000	$9.65	$308,800	$17.34	$554,880	3/27/2006

Frank H. Merlotti, Jr.	3/27/2003	15,000	$9.65	$144,750	$17.34	$260,100	3/27/2006

James P. Keane	3/27/2003	16,000	$9.65	$154,400	$17.34	$277,440	3/27/2006
	10/1/2003	12,000	$11.74	$140,880	$17.34	$208,080	10/1/2006

Nancy W. Hickey	3/27/2003	8,000	$9.65	$77,200	$17.34	$138,720	3/27/2006

Mark A. Baker	3/27/2003	10,000	$9.65	$96,500	$17.34	$173,400	3/27/2006
	7/1/2004	10,000	$14.01	$140,100	$17.34	$173,400	7/1/2007

(5)	Represents the cumulative long-term incentive awards paid under the MIP for the applicable fiscal year prior to any return on equity adjustment for such fiscal year.

(6)	Amounts shown include (a) contributions made to our Retirement Plan and Restoration Retirement Plan, (b) the dollar value of premiums paid by the Company for term life insurance for the named executive officers and (c) benefit dollars under our Employee Benefit Plan which the named executive officers elected to have contributed to the 401(k) component of our Retirement Plan. For fiscal year 2006, the amount shown for each named executive officer includes $21,000 in combined contributions to our Retirement Plan and Restoration Retirement Plan, and the remaining amount, if any, represents the dollar value of term life insurance premiums paid for the fiscal year.
Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year End Option Values
      The table below shows information concerning the options exercised in fiscal year 2006 by each of our executive officers named in the Summary Compensation Table and the value of the options held at the end of fiscal year 2006. No stock appreciation rights are held by any of our executives.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In The Money
	Shares		Options at		Options at
	Acquired		February 24, 2006		February 24, 2006

	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

James P. Hackett	—	—	1,243,660	—	$3,186,408	—
Frank H. Merlotti, Jr.	—	—	200,000	—	$1,308,000	—
James P. Keane	—	—	240,372	—	$607,876	—
Nancy W. Hickey	—	—	189,060	—	$385,249	—
Mark A. Baker	—	—	123,026	—	$272,503	—

Long-Term Incentive Plans — Awards in the Last Fiscal Year

MIP Long-Term Awards
      The table below shows the amount of long-term awards made under the MIP for fiscal year 2006 to our executive officers named in the Summary Compensation Table.

		Estimated Future Payouts
	Performance Period Until	Under Non-Stock Price-
Name	Maturation or Payout	Based Plans — Target

James P. Hackett	Fiscal Years 2007-2009	$871,246
Frank H. Merlotti, Jr.	Fiscal Years 2007-2009	$428,617
James P. Keane	Fiscal Years 2007-2009	$401,892
Nancy W. Hickey	Fiscal Years 2007-2009	$294,494
Mark A. Baker	Fiscal Years 2007-2009	$293,755
      These awards are payable in cash in three equal annual installments after the end of fiscal years 2007, 2008 and 2009, and the amounts payable are multiplied by the percentage, positive or negative, of return on our shareholders’ equity for such fiscal year. For more information on awards under the MIP, see the Compensation Committee Report on pages 18 through 20.

Performance Share Awards
      The table below shows the number of performance shares awarded during fiscal year 2006 under our Incentive Compensation Plan to our executive officers named in the Summary Compensation Table.

			Estimated Future Payouts Under
			Non-Stock Priced-Based Plans

	Number of		Threshold	Target	Maximum
	Performance	Performance Period Until	Number	Number of	Number
Name	Shares	Maturation or Payout	of Shares	Shares	of Shares

James P. Hackett	50,000	Fiscal Years 2006-2008	25,000	50,000	100,000
Frank H. Merlotti, Jr.	20,000	Fiscal Years 2006-2008	10,000	20,000	40,000
James P. Keane	15,000	Fiscal Years 2006-2008	7,500	15,000	30,000
Nancy W. Hickey	7,000	Fiscal Years 2006-2008	3,500	7,000	14,000
Mark A. Baker	15,000	Fiscal Years 2006-2008	7,500	15,000	30,000
      The performance shares are earned subject to achievement of specified levels of cumulative cash flow per share for fiscal years 2006, 2007 and 2008. Upon completion of the performance period, the actual number of shares earned will be determined as follows:

•	No shares will be earned if the cumulative cash flow per share is less than $2.60.

•	The threshold number of shares will be earned if the cumulative cash flow per share is $2.60.

•	The target number of shares will be earned if the cumulative cash flow per share is $3.90.

•	The maximum number of shares will be earned if the cumulative cash flow per share is $6.50 or more.

•	If the cumulative cash flow per share is between the threshold and the target or between the target and the maximum, the number of shares earned will be determined on a prorated basis.
      At the end of fiscal year 2008, the actual number of shares earned will be issued as Class A Common Stock. One-third of the shares will vest immediately upon issuance, and the remaining two-thirds will be issued as restricted shares which will vest in two equal annual installments at the end of fiscal year 2009 and fiscal year 2010. Dividend equivalents accumulate on the performance shares during the performance period at the same rate as dividends declared on Class A Common Stock and will be paid (in cash or in stock, as determined by our Board) at the end of the performance period on the actual number of performance shares earned. Dividends will be paid on restricted shares during the vesting period. For more information on performance shares see the Compensation Committee Report on pages 18 through 20.
Executive Supplemental Retirement Plan
      We maintain an Executive Supplemental Retirement Plan. The Compensation Committee determines who participates in the plan. Each executive officer named in the Summary Compensation Table is a current participant.
      Under this unfunded plan, participants receive the following benefits:

•	five annual payments equal to 70% of average base salary for the three consecutive calendar years prior to retirement or death, multiplied by the vested percentage, and

•	fifteen annual payments of $50,000, multiplied by the vested percentage.
      Benefits normally begin in March of the year in which any of the following occur:

•	retirement at 65,

•	retirement before 65 if the officer’s age plus years of continuous service with Steelcase equal 80 (early retirement), or

•	the officer’s death or total disability.
      In the event of early retirement and with the approval of the plan’s administrative committee, a participant can elect, within a specified time frame, to receive benefits earlier and in lower annual amounts. Benefits would end on the date the final payment would have been made if the participant had not elected to receive benefits earlier.
      The table below shows a range of estimated annual benefits during the first five years of benefits for plan participants who have the years of participation shown below at retirement, assuming that no early payment election is made and all plan requirements are satisfied.

	Years of Participation
Average Base
Salary
(Final 3 years)	3	4	5	6	7 or more

$1,000,000	$150,000	$300,000	$450,000	$600,000	$750,000
900,000	136,000	272,000	408,000	544,000	680,000
800,000	122,000	244,000	366,000	488,000	610,000
700,000	108,000	216,000	324,000	432,000	540,000
600,000	94,000	188,000	282,000	376,000	470,000
500,000	80,000	160,000	240,000	320,000	400,000
400,000	66,000	132,000	198,000	264,000	330,000
300,000	52,000	104,000	156,000	208,000	260,000
      After the first five annual payments, the total benefit reduces to the amounts shown in the following table (this benefit is paid for years 6 through 15):

Years of Participation

3	4	5	6	7 or more

$10,000	$20,000	$30,000	$40,000	$50,000
      Social Security and other offsetting amounts are not deducted from the payments shown in the previous tables. Benefits are paid to the participant or the participant’s surviving spouse, as defined in the plan.

      A participant’s vested percentage is based on completed years of participation in the plan:

Years of	Vested
Participation	Percentage

less than 3	0%
3	20%
4	40%
5	60%
6	80%
7 or more	100%
      As of the date of this proxy statement, the executive officers named in the Summary Compensation Table have completed the following years of service while a participant under the plan:

Years of
Name	Participation

James P. Hackett	15
Frank H. Merlotti, Jr.	3
James P. Keane	5
Nancy W. Hickey	9
Mark A. Baker	4
      A participant forfeits the right to receive benefits under the plan in the following circumstances:

•	employment is terminated for cause;

•	employment is terminated for any reason other than total disability or early retirement before reaching 65;

•	death occurs without a surviving spouse, as defined in the plan, or the surviving spouse dies after the participant’s death;

•	the participant competes with us without the prior consent of the plan’s administrative committee; or

•	the participant is eligible for and elects to receive benefits under any other non-qualified deferred compensation plan or arrangement maintained by us or any of our subsidiaries or affiliates (other than our Restoration Retirement Plan or our Deferred Compensation Plan).
Restoration Retirement Plan
      Each executive officer named in the Summary Compensation Table participates in our Restoration Retirement Plan. This unfunded, defined contribution plan is intended to restore retirement benefits that would otherwise be paid under our Retirement Plan but are lost as a result of the limitations on eligible compensation under Internal Revenue Code Section 401(a)(17).
      Each participant in the MIP for the full plan year, including each executive officer named in the Summary Compensation Table, is eligible to participate in our Restoration Retirement Plan. We make annual contributions to a participant’s account at the same combined rate of contribution for the plan year used in determining benefits under our Retirement Plan. Eligible compensation under our Restoration Retirement Plan is the amount of the participant’s base salary and annual bonus under the MIP that exceeds the limit under Internal Revenue Code Section 401(a)(17) but not more than twice the limit. Each participant’s account balance is credited annually with earnings at the same rate of return on investment earned by the participant under our Retirement Plan for the same plan year. No earnings are credited following termination of employment.

      Benefits are payable from our Restoration Retirement Plan after a participant terminates employment according to the following vesting schedule:

Vesting
Years of Service	Percentage

less than 3	0%
3	20%
4	40%
5	60%
6	80%
7 or more	100%
      Each executive officer named in the Summary Compensation Table is 100% vested except for Mr. Merlotti who is 20% vested. Benefits are payable in lump sum or in annual installments over four years. Unpaid benefits are forfeited if the participant is terminated for cause or engages in certain competitive activity without the prior consent of the plan’s administrative committee.
Deferred Compensation Plan
      To compete with other comparable global industrial companies, we maintain a Deferred Compensation Plan. This plan permits eligible participants, including our executive officers named in the Summary Compensation Table, to defer up to 25% of their current base salary and up to 50% of their MIP annual incentive payments before income taxes. Each participant elects how the deferred amounts will be deemed invested among various investment funds we make available. The total amount of deferral plus investment earnings is paid to the participants or their beneficiaries upon leaving employment. Prior to establishing the plan, we entered into deferred compensation contracts with certain executive officers, including James P. Hackett. Under the earlier agreement, Mr. Hackett will receive payments upon reaching age 70.
      During fiscal year 2006, we amended our Deferred Compensation Plan to allow participants to reduce the time period during which their deferral election must remain in effect and to allow participants to make a special, one-time election, as permitted by Internal Revenue Code Section 409A, to receive a distribution of all or a portion of the amount credited to their accounts under the plan during calendar year 2005.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
      The tables on the following pages show the amount of Class A Common Stock and Class B Common Stock beneficially owned by certain persons. Generally, a person “beneficially owns” shares if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days (for example, by exercising options). Except as stated in the notes following the tables, each person has the sole power to vote or dispose of the shares shown in the tables as beneficially owned.
      Each share of Class B Common Stock can be converted at the option of the holder into one share of Class A Common Stock. Ownership of Class B Common Stock is, therefore, deemed to be beneficial ownership of Class A Common Stock under the SEC’s rules and regulations. The number of shares of Class A Common Stock and percentages shown for Class A Common Stock in the following tables, however, do not account for this conversion right in order to reduce substantial duplications in the number of shares and percentages shown in the table.
Directors and Executive Officers
      This table shows the amount of common stock beneficially owned as of April 26, 2006 by (a) each of our directors, (b) each of our executive officers named in the Summary Compensation Table, and (c) all of our directors and executive officers as a group.

	Class A			Class B
	Common Stock (1)			Common Stock

	Shares			Shares
	Beneficially	Stock	Percent	Beneficially	Percent	Deferred
Name	Owned	Options (2)	of Class	Owned	of Class	Stock (3)

Mark A. Baker	16,967	123,026	*	—	—	—
William P. Crawford (4)	1,330	13,618	*	10,165,163	14.0%	1,302
James P. Hackett (5)	74,778	1,243,660	1.7%	81,900	*	—
Nancy W. Hickey (6)	5,803	189,060	*	—	—	—
Earl D. Holton	8,934	80,707	*	—	—	15,345
Michael J. Jandernoa	11,252	—	*	—	—	424
David W. Joos	1,400	8,000	*	—	—	8,158
James P. Keane	23,046	240,372	*	—	—	—
Elizabeth Valk Long (7)	1,400	13,618	*	—	—	17,217
Frank H. Merlotti, Jr.	38,102	200,000	*	—	—	—
Robert C. Pew III (8)	9,425	25,835	*	4,033,969	5.5%	—
Cathy D. Ross	—	—	—	—	—	—
Peter M. Wege II (9)	87,441	25,835	*	287,218	*	1,302
P. Craig Welch, Jr. (10)	20,400	25,835	*	5,016,765	6.9%	23,098
Kate Pew Wolters (11)	5,089	8,000	*	4,475,884	6.2%	1,213
Directors and executive officers as a group (19 persons) (12)	325,757	2,807,367	3.9%	24,060,899	33.1%	68,059

*	Less than 1%

(1)	If the number of shares each director or executive officer could acquire upon conversion of his or her Class B Common Stock were included as shares of Class A Common Stock beneficially owned, the following directors and executive officers would be deemed to beneficially own the number of shares of Class A Common Stock (including stock options) and the percentage of the total shares of Class A Common Stock listed opposite their names:

	Number of	Percent of
Name	Shares	Class A

William P. Crawford	10,180,111	11.7%
James P. Hackett	1,400,338	1.8%
Robert C. Pew III	4,069,229	5.0%
Peter M. Wege II	400,494	*
P. Craig Welch, Jr.	5,063,000	6.2%
Kate Pew Wolters	4,488,973	5.5%
Directors and executive officers as a group (19 persons)	27,194,023	26.1%

*	Less than 1%

(2)	This column shows the number of shares of Class A Common Stock that can be acquired as a result of the exercise of stock options within 60 days of April 26, 2006.

(3)	The numbers shown in this column represent shares of Class A Common Stock deemed to be credited as of April 26, 2006 to the respective directors’ accounts under our Non-Employee Director Deferred Compensation Plan. Under the plan, directors have no right to receive actual shares and have no voting or dispositive power over any shares. The deemed investment mirrors the actual return on Steelcase Inc. common stock. See Director Compensation on page 6 for a description of the plan.

(4)	Includes (a) 460 shares of Class A Common Stock and 1,262,632 shares of Class B Common Stock of which Mr. Crawford shares the power to vote and dispose and (b) 7,690,909 shares of Class B Common Stock held by CRASTECOM B Limited Partnership, of which Mr. Crawford is the managing partner.

(5)	Includes 12,405 shares of Class A Common Stock and 81,900 shares of Class B Common Stock of which Mr. Hackett shares the power to vote and dispose.

(6)	Includes 220 shares of Class A Common Stock of which Ms. Hickey shares the power to vote and dispose.

(7)	Includes 1,000 shares of Class A Common Stock of which Ms. Long shares the power to vote and dispose.

(8)	Includes (a) 2,000 shares of Class A Common Stock and 193,685 shares of Class B Common Stock of which Mr. Pew III shares the power to vote and dispose and (b) 2,731,428 shares of Class B Common Stock of which Mr. Pew III shares the power to dispose but has the sole power to vote.

(9)	Includes 87,041 shares of Class A Common Stock and 96,600 shares of Class B Common Stock of which Mr. Wege shares the power to vote and dispose.

(10)	Includes 4,066,617 shares of Class B Common Stock of which Mr. Welch shares the power to vote and dispose.

(11)	Includes 2,931,428 shares of Class B Common Stock of which Ms. Wolters shares the power to dispose but has the sole power to vote.

(12)	Includes all nine of our executive officers, only five of whom are named in the table. The numbers shown include (a) the shares described in notes (4) through (11) above and (b) 400 shares of Class A Common Stock of which one of the executive officers shares the power to vote and dispose.

Beneficial Owners of More than Five Percent of Our Common Stock
      This table shows the amount of common stock beneficially owned by each other person known by us to beneficially own more than 5% of our Class A Common Stock or our total common stock. The information set forth in this table is based on the most recent Schedule 13D or 13G filing made by such persons with the SEC, except where we know of any changes in beneficial ownership holdings after the date of such filings. Please note the percentages listed in the Percent of Class column for Class B Common Stock add up to more than 100% because (1) as described in the notes to the table, some of the persons listed in the table share the power to vote and dispose of shares of Class B Common Stock with one or more of the other persons listed in the table, and (2) for many persons listed in the table, the number of Shares Beneficially Owned is based on filings by such persons with the SEC as of December 31, 2005 or earlier but the Percent of Class is calculated based on the total number of shares of Class B Common Stock outstanding on April 26, 2006.

	Class A		Class B
	Common Stock (1)		Common Stock

	Shares		Shares
	Beneficially	Percent	Beneficially	Percent
Name	Owned	of Class	Owned	of Class

Fifth Third Bancorp and Fifth Third Bank (2)	8,482,617	11.0%	59,199,110	81.3%
Ariel Capital Management (3)	16,809,891	21.8%	—	—
Peter M. Wege (4)	5,753,269	7.5%	8,424,944	11.6%
Robert C. Pew II (5)	58,131	*	11,337,373	15.6%
Mary I. Pew (6)	296	*	11,337,373	15.6%
Allen I. Hunting, Jr. (7)	—	—	8,441,404	11.6%
CRASTECOM B Limited Partnership(8)	—	—	7,690,909	10.6%
Cooke & Bieler, L.P. (9)	3,969,894	5.1%	—	—

*	Less than 1%

(1)	If the number of shares each shareholder could acquire upon conversion of its, his or her Class B Common Stock were included as shares of Class A Common Stock beneficially owned, the following holders of Class B Common Stock would be deemed to beneficially own the number of shares of Class A Common Stock (including stock options) and the percentage of the total shares of Class A Common Stock listed opposite their names:

	Number of	Percent of
Name	Shares	Class A

Fifth Third Bancorp and Fifth Third Bank	67,681,727	49.6%
Peter M. Wege	14,178,213	16.6%
Robert C. Pew II	11,395,504	12.9%
Mary I. Pew	11,337,669	12.8%
Allen I. Hunting, Jr.	8,441,404	9.9%
CRASTECOM B Limited Partnership	7,690,909	9.1%
W. Michael Van Haren	7,334,286	9.0%
James F. Hunting	5,538,026	6.7%
James C. Welch	5,066,665	6.2%
Bonnico Limited Partnership	4,857,342	5.9%
Anne Hunting	4,594,457	5.6%
ABJ Investments Limited Partnership	4,476,491	5.6%
Olive Shores, Inc.	4,476,491	5.5%

(2)	The addresses of Fifth Third Bancorp and Fifth Third Bank — a Michigan banking corporation (collectively, “Fifth Third”) are Fifth Third Center, Cincinnati, OH 45263 and 111 Lyon Street

NW, Grand Rapids MI 49503, respectively. Includes (a) 3,627,129 shares of Class A Common Stock and 18,613,778 shares of Class B Common Stock which Fifth Third shares with others the power to vote and (b) 4,440,435 shares of Class A Common Stock and 34,164,737 shares of Class B Common Stock of which Fifth Third shares with others the power to dispose. We believe there is substantial duplication between the shares that Fifth Third beneficially owns and the shares which are beneficially owned by the other persons listed in this table and the previous table, because, among other reasons, Fifth Third serves as a co-trustee of a number of trusts of which our directors and executive officers and other beneficial owners of more than 5% of our common stock serve as co-trustees.

(3)	The address of Ariel Capital Management, Inc. (“Ariel”) is 200 East Randolph Drive, Suite 2900, Chicago, IL 60601. Includes (a) 14,112,366 shares of Class A Common Stock which Ariel has the sole power to vote and (b) 16,807,946 shares of Class A Common Stock of which Ariel has the sole power to dispose.

(4)	The address of Mr. Wege is P.O. Box 6388, Grand Rapids, MI 49516. Includes 5,363,348 shares of Class A Common Stock and 5,617,755 shares of Class B Common Stock held by various trusts, of which shares Mr. Wege has no ability to vote or direct the disposition but can prevent the disposition of the shares by the trustees; Mr. Wege disclaims beneficial ownership of these shares.

(5)	The address of Mr. Pew II is Steelcase Inc., 901 44th Street SE, Grand Rapids, MI 49508. Includes (a) 17,835 shares of Class A Common Stock that can be acquired as a result of the exercise of stock options within 60 days of April 26, 2006 and (b) 296 shares of Class A Common Stock and 3,516,674 shares of Class B Common Stock of which Mr. Pew II has the sole power to vote but does not have any power to dispose. Of the shares reported as beneficially owned by Mr. Pew II, 296 shares of Class A Common Stock and 11,337,373 shares of Class B Common Stock are deemed to be beneficially owned by Mr. Pew II’s wife; see note 6 below.

(6)	The address of Mrs. Pew is Steelcase Inc., 901 44th Street SE, Grand Rapids, MI 49508. Includes 296 shares of Class A Common Stock and 3,516,674 shares of Class B Common Stock of which Mrs. Pew shares the power to dispose but does not have the power to vote. All of the shares reported as beneficially owned by Mrs. Pew are deemed to be beneficially owned by Mrs. Pew’s husband; see note 5 above.

(7)	The address of Mr. Hunting is 2820 Pioneer Club Road, Grand Rapids, MI 49506. Includes 7,813,033 shares of Class B Common Stock of which Mr. Hunting shares the power to vote and dispose.

(8)	The address of CRASTECOM B Limited Partnership is 7091 Conservation Road, Ada, MI 49301. William P. Crawford is the managing partner of this partnership, and the shares held by this partnership are included in his beneficial ownership in the previous table.

(9)	The address of Cooke & Bieler, L.P. (“Cooke”) is 1700 Market Street, Suite 3222, Philadelphia, PA 19103. Includes (a) 1,911,754 shares of Class A Common Stock which Cooke shares with others the right to vote and (b) 3,893,394 shares of Class A Common Stock of which Cooke shares with others the right to dispose.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and those who beneficially own more than 10% of our Class A Common Stock to file reports of initial ownership and changes in their beneficial ownership of shares of Class A Common Stock with the SEC. Based on our review of the reports filed with the SEC, or written representations that no reports were required, we believe that during fiscal year 2006, all Section 16(a) reports were filed on a timely basis, except Peter M. Wege filed a late report regarding four transactions.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
      During fiscal year 2006, we paid Fifth Third Bancorp and its subsidiaries (“Fifth Third”) an aggregate of approximately $907,000 in fees for various services rendered to us, including cash management services, trustee and investment management services under our Retirement Plan, credit commitments under our global bank facility and other credit services. During fiscal year 2006, we received approximately $11,830,000 in revenues from sales of products and related services to Fifth Third. Fifth Third also received fees of approximately $203,000 during fiscal year 2006 for investment services rendered to the Steelcase Foundation. Fifth Third is a holder of record, through various trusts and accounts, of more than 5% of our Class A Common Stock.
      We employ Jennifer C. Niemann, daughter of William P. Crawford, as a vice president, a non-executive officer position. Mr. Crawford is a director and the beneficial owner of more than 5% of our Class A Common Stock. In fiscal year 2006, Ms. Niemann earned approximately $156,000 in salary and $58,000 in annual bonus, and she also participated in other plans and received benefits available to our other North American employees in comparable positions.

STOCK PERFORMANCE GRAPH
      The following line graph compares cumulative total shareholder return of our Class A Common Stock to the Standard & Poor’s 500 Stock Index (“S&P 500”) and to a peer group. It is assumed the values of the investments in Class A Common Stock, the S&P 500 and the peer group were $100.00 on February 23, 2001 and all dividends were reinvested.

	2/23/01	2/22/02	2/28/03	2/27/04	2/25/05	2/24/06

Steelcase Inc. Class A Common Stock	$100.00	$103.34	$66.87	$104.46	$106.70	$133.73
Standard & Poor’s 500 Stock Index(1)	100.00	88.67	69.65	96.48	103.87	112.62
Peer Group Index(2)	100.00	101.09	91.39	133.62	139.76	167.73

(1)	The S&P 500 is used as a performance indicator of the overall stock market.

(2)	The peer group consists of three companies that manufacture office furniture and have industry characteristics that we believe are similar to Steelcase’s. The peer group consists of Herman Miller, Inc., HNI Corporation (formerly known as HON Industries Inc.), and Kimball International Inc.

SUPPLEMENTAL INFORMATION
Voting
      Michigan law and our by-laws require a quorum for the Meeting, which means that holders of a majority of the voting power entitled to vote must be present in person or represented by proxy in order to transact business at the Meeting. Withheld votes and abstentions are counted in determining whether a quorum has been reached.
      Assuming a quorum has been reached, we must determine the results of the vote on each matter submitted for shareholders’ approval. In order to be elected, the director nominees must receive a plurality of the votes cast at the Meeting for the election of directors.
      Under NYSE rules, brokers who hold shares on behalf of their customers (shares held in street name) can vote on certain items when they do not receive instructions from their customers. However, brokers are not authorized to vote on “non-routine” matters if they do not receive instructions from their customers. The election of directors is a “routine” matter under NYSE rules. Therefore, brokers holding shares in street name for their customers can vote as they wish on behalf of any customer who does not give his or her broker instructions on how to vote in the election of directors.
Solicitation of Proxies
      We will bear the cost of soliciting proxies, which will be done by e-mail, mail, telephone or in person by our directors, officers and employees, who will not be additionally compensated for those activities. We will also reimburse banks, brokers, nominees and other fiduciaries for reasonable expenses they incur in forwarding these proxy materials at our request to the beneficial owners of Class A Common Stock and Class B Common Stock.
Independent Auditor
      BDO Seidman, LLP serves as our independent auditor. BDO representatives will attend the Meeting, have an opportunity to make a statement if they desire to do so, and respond to appropriate questions.

By Order of the Board of Directors,

Jon D. Botsford
Senior Vice President, Secretary
and Chief Legal Officer
Grand Rapids, Michigan
May 18, 2006

Please consider the issues discussed in the Proxy Statement and exercise your right to vote by one of the following methods:
901 44th Street SE
GH-2E-06
GRAND RAPIDS, MI 49508	Access the Internet voting site: www.proxyvote.com.

Call 1-800-690-6903 toll free 24 hours a day, seven days a week.

The deadline for voting by the Internet or telephone is 11:59 p.m. EDT on June 21, 2006.

Complete, sign and date the proxy below and return it in the enclosed postage-paid envelope. Proxy cards received and processed before 11:00 a.m. EDT on June 22, 2006 will be voted.

If you vote by Internet or telephone, you do not need to return your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	STEEL 1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Steelcase Inc. Board of Directors recommends a vote FOR the following proposal.

If you sign and return this card with no specific voting instructions, the shares will be voted FOR all of the following nominees for Director:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below.
	☐	☐	☐

1. Election of four Director (terms expiring in 2009) Nominees:

1) William P. Crawford
2) Elizabeth Valk Long
3) Robert C. Pew III
4) Cathy D. Ross

To update your address, please check the box to the right and mark changes on this card or go to www.computershare.com/equiserve.	☐

Please sign exactly as your name appears on this proxy form. If shares are held jointly, all owners should sign. If signing for a corporation or partnership, or a trustee, guardian, attorney, agent, executor or administrator, etc., please give your full title.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

Annual Meeting of Shareholders June 22, 2006 11:00 a.m. EDT Steelcase Inc. Town Hall 1111 44th Street SE Grand Rapids, Michigan 49508

DETACH HERE

Steelcase Inc.
901 44th Street SE
Grand Rapids, Michigan 49508
Proxy solicited by the Board of Directors
for the Annual Meeting of Shareholders
The undersigned appoints Robert C. Pew III and James P. Hackett, individually and with full power of substitution and resubstitution, as such shareholder’s proxy to vote all the outstanding shares of Class A Common Stock and/or Class B Common Stock of Steelcase Inc. held by the undersigned at the Annual Meeting of Shareholders to be held on June 22, 2006 or any adjournment thereof (the “Annual Meeting”).
This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder(s) on the proposal identified on the reverse side hereof, and on any other matter properly coming before the Annual Meeting, in the discretion of the proxy. If no contrary direction is made, the shares will be voted FOR election of all nominees for Director named on this proxy.